EXHIBIT 10AY
EMPLOYMENT AGREEMENT

This Agreement, dated as of January 1, 1994, between Mercury
Finance Company, a Delaware corporation (hereinafter referred to as the "Company"), and John N. Brincat (hereinafter referred to as the "Employee").

Recitals

The Employee has been employed by the Company for a substantial period of time and currently serves as the President and Chief Executive Officer thereof and as a member of the Company's Board of Directors. Because of the Employee's extensive experience and his familiarity with its affairs, the Company wishes to assure that it will continue to have the Employee available to perform duties substantially similar to those currently being performed by him and to continue to contribute to the growth and success of the Company as he has in the past. The Employee is willing to commit to continue in the performance of his services for the Company upon the terms and conditions set forth herein.

Covenants

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment - The Company hereby agrees to employ Employee as its President and Chief Executive Officer to perform the duties described herein, and Employee hereby accepts such employment on the terms and conditions stated herein.

2. Term of Employment - Subject to provisions for termination set forth herein, the term of Employee's employment hereunder shall commence on the date hereof and shall expire on December 31, 1998.

3. Duties of Employee - Employee shall be the President and Chief Executive Officer of the Company and shall perform such duties and responsibilities for the Company as may be assigned to him by the Board of Directors thereof and which are not unreasonably inconsistent with the duties of such position as President and Chief Executive Officer, including such duties as are currently being performed by the Employee. Further, Employee shall continue to report to the Company's Board of Directors. During the term of his employment, Employee shall devote substantially all of his business time, attention and energy, and his reasonable best efforts, to the interests and business of the Company and to the performance of his duties and responsibilities on behalf of the Company. The Company will use its best efforts to cause the Employee to be elected a Director of the Company and will cause the Employee to be included as a nominee for Director in any proxy solicitation by management. The provisions of this Section 3 are
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subject to Section 8 hereof.

4.  Compensation

(a) Salary - Throughout the term of Employee's employment hereunder and pursuant to Sections 9(a) and 9(b) hereof, the Company shall pay Employee, for services to be rendered by him hereunder, a guaranteed base salary at an annual rate, less all applicable federal and state income tax withholding, FICA taxes and other payroll taxes, payable bi-weekly as follows:

Year                  Salary
1994                  $300,000
1995                  $360,000
1996                  $430,000
1997                  $520,000
1998                  $600,000

(b)  Bonus

(i) Throughout the term of Employee's employment hereunder, Employee shall be entitled to an annual bonus, which annual bonus shall be paid in a single installment for each year, not later than January 31 of the year following the year for which such annual bonus is earned. If Employee becomes disabled (as such term is defined in Section 9(a) hereof) or dies while employed hereunder, Employee shall receive a final bonus hereunder which shall be pro-rated based upon the number of days in the calendar year prior to his disability or death and shall be paid to him or his estate not later than January 31 of the year following the year in which he became disabled or died.

Each such annual bonus shall be calculated based upon the consolidated net after tax earnings of the Company during the period of January 1 through December 31 of each year hereof. For purposes of calculating the amount of said bonus "Net After Tax Earnings" shall be determined in accordance with generally accepted accounting principles and shall be defined for purposes of this Agreement as the consolidated net earnings of the Company after applicable federal and state income taxes and before accrual of said bonus on the Company's books and records but excluding capital gains or losses and/or income or losses from extraordinary or non-recurring items. "Net After Tax Earnings" shall include the earnings of any entity acquired by the Company after the date hereof.

(ii)  The amount of the annual bonus shall be 1% of Net After Tax
Earnings.

(c) Superbonus - In addition to the annual bonus set forth above Employee shall be paid a "Superbonus" based upon annual increases in Net After Tax Earnings Per Share (which for purposes of this Agreement shall be defined as the consolidated net earnings per
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share of the Company after applicable state and federal income taxes and before accrual of said bonus on the Company's books and records but excluding capital gains or losses and/or income or losses from extraordinary non-recurring items and including earnings of any entity acquired by the Company after the date hereof) are in excess of the Net After Tax Earnings Per Share of the Company in the prior calendar year but calculated using the equivalent total dollar amount of incremental change as follows:

- - If Net After Tax Earnings Per Share increase 0 - 19.99%, no
Superbonus shall be earned or paid.

- - If Net After Tax Earnings Per Share increase 20% to 29.99%,
Superbonus shall be 2.5% of the entire amount of the increase in excess of the prior calendar year's Net After Tax Earnings Per
Share.

- - If Net After Tax Earnings Per Share increase 30% to 39.99%,
Superbonus shall be 3% of the entire amount of the increase in excess of the prior calendar year's Net After Tax Earnings Per
Share.

- - If Net After Tax Earnings Per Share increase 40% or more, superbonus shall be 3.5% of the entire amount of the increase in excess of the prior calendar year's Net After Tax Earnings Per
Share.

The Superbonus, if any, shall be paid in the same manner and subject to the same terms as the annual bonus as described in 4(b)(i) hereof.

5.  Working Facilities and Fringe Benefits

(a) The Employee shall be furnished with office space, secretarial assistance and such other facilities and services as are appropriate to his position and adequate for the performance of his duties. The Company also shall provide to Employee during the term of employment fringe benefits and perquisites at least equal to those provided to Employee immediately prior to the date hereof, and the Company shall not discriminate against Employee with respect to any vacation or holiday plan, medical, hospital, life and disability insurance programs, retirement and 401(k) programs and other similar welfare benefit and remuneration programs from time to time made available to the Officers and key employees of the Company.

(b) Employee shall also be eligible to receive during such employment hereunder, grants of stock options pursuant to the Company's amended and restated 1989 Stock Option and Incentive Compensation Plan (the Plan). Except as may be otherwise provided in this Agreement any stock options granted to Employee under the Plan prior to or during the term hereof shall become immediately exercisable in the event of the termination of Employee's
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employment hereunder by the Company for any other reason than cause as outlined in Section 9(c) hereof.

(c) In addition to options which may be granted to Employee as set forth in 5(b) hereof, Employee is hereby granted incentive stock options totaling 2,500,000 shares subject to the following terms
(the Incentive Options):

(1) Provided the Net After Tax Earnings Per Share of the Company increase as set forth in (2) below, the right of Employee to exercise the Incentive Options shall vest over the term of this Agreement at the rate of 500,000 shares per calendar year.

(2) The vesting of these Incentive Options is conditioned upon the Company's Net After Tax Earnings Per Share increasing by not less than 20% over the Company's Net After Tax Earnings Per Share for the prior calendar year. The date of vesting shall be the date the Company's Net Earnings Per Share are determined.

(3) In the event during any calendar year of this Agreement, the Company's Net After Tax Earnings Per Share do not increase by at least 20% as set forth in (2) above, then Employee will lose all right and future claim to 500,000 shares of this 2,500,000 share Incentive Option grant.

(4) Employee shall have the right to exercise all or any portion as Employee may determine of these Incentive Options upon vesting or any time thereafter prior to January 1, 2000.

(5) The exercise price for any vested Incentive Options shall be the fair market value of the Company's common stock on December 10, 1993 which is $17.375 per share.

(6)Except as modified by this Agreement the Plan as defined in 5(b) hereof shall otherwise apply to these Incentive Options.

6. Expenses - The Company shall pay or reimburse Employee for all reasonable expenses actually incurred or paid by him in the performance of services rendered by him pursuant to this Agreement. Such expenses shall be supported by the documentary evidence required to substantiate them as income tax deductions.

7.  Covenant Restricting Competition; Nondisclosure of Confidential
Information

(a) Employee acknowledges that his services are special and unique, and of an unusual and extraordinary character which gives them peculiar value, the loss of which cannot adequately be compensated in damages. Therefore, Employee agrees that he will not, except with the written consent of the Company, for a continuous period of three (3) years commencing immediately following termination of Employee's employment by the Company hereunder, directly or indirectly engage or become interested in,
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as a partner, director, officer, principal, agent or employee, any business which competes with services performed, marketed or in development by the Company at the time of such termination.

(b) Employee acknowledges that in his employment he is or will be making use of, acquiring or adding to, confidential information of the Company, and is or will be familiar with the Company's business, activities, employees, customers and suppliers. Therefore, in order to protect such confidential information and to protect other employees who depend upon the Company for regular employment, Employee agrees that, except in connection with his employment by the Company, or with the consent of the Company, he will not during or after the term of his employment by the Company in any way utilize any of said confidential information and he will not copy, reproduce, or take with him the original or any copies of said confidential information to anyone.

(c)  In the event of a breach of the covenants contained in this
Section 7, the Company, as the case may be, shall be entitled to an injunction restraining such breach in addition to any other remedies provided by law.

(d) If any provision of this Section 7 is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other provision of this Section 7 or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

8. Sale or Merger of the Company - This Agreement is binding upon and shall be for the benefit of the successors and assigns of the Company, including any corporation or any other form of business organization with which the Company may merge or consolidate, whether or not the Company shall be the surviving company under the terms thereof, or to which it may transfer substantially all of its assets. Employee shall not assign his interest in this Agreement or any part thereof. In the event of such merger, sale or consolidation all stock options granted to Employee under the Plan and including all Incentive Options granted hereunder shall be immediately vested and exercisable.

9.  Termination by Company

(a) Disability - The Company may terminate the active employment of the Employee if, in the reasonable judgment of the Board of Directors of the Company, he becomes unable to satisfactorily perform his duties and responsibilities hereunder during the term
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of his employment because of mental or physical disability.  Upon such termination, the Employee shall be relieved of all further obligations hereunder except obligations pursuant to Section 7. In the event of such termination, the Company shall continue to pay to the Employee, until the end of the term of his employment hereunder, a salary at a rate equal to the annual rate of the guaranteed base salary in effect on the date of such termination (as set forth in Section 4(a)). Notwithstanding the foregoing, the amounts so payable shall be reduced by any amounts payable to the Employee during the term of his employment hereunder pursuant to any disability benefit or wage continuation plan of the Company in effect.

(b) Death - In the event of the death of the Employee during the term, the Company shall make, until the end of the term of employment hereunder, payments at a rate equal to the annual rate of guaranteed base salary as set forth in Section 4(a) in effect on the date of death. In addition, the Company shall also pay pro rata the bonus earned, if any, in accordance with Section 4(b) hereof. The payments to be made under this Section 9(b) shall not be reduced by reason of any insurance proceeds payable directly to the Employee's beneficiaries or estate pursuant to insurance carried or provided by the Company, and shall be made to such beneficiary as the Employee may designate for that purpose in written notice given prior to his death, or if the Employee has not so designated, then to the personal representative of his Estate.

(c) Termination For Cause - In the event of fraud, defalcation, or other similar dishonesty of the Employee involving the operations, funds or other assets of the Company is established, or Employee is convicted of a crime involving moral turpitude, or Employee breaches the terms of this Agreement in any material respect, then the Company may terminate this Agreement upon giving written notice to the Employee, and thereafter neither the Employee, his surviving spouse nor his estate shall be entitled to any further salary, other compensation or options from the Company pursuant to this Agreement, but the Employee's obligations under Section 7 shall remain in effect. The parties agree that the provisions of this
Section 9(c) shall not be utilized in any manner by the Company to avoid, negate or frustrate application of the provisions of Section 10 of this Agreement.

10.  Termination by Employee

(a) If Position Changes - It is the intention of the parties that the Employee will be the President and Chief Executive Officer of the Company during the entire term of employment hereunder. In the event that, at any time during the term hereunder, Employee, without his consent, does not hold such positions and have the duties and responsibilities that would normally be expected of the President and Chief Executive Officer of the Company (except by reason of termination under Section 9), Employee may terminate his employment hereunder by giving to the Secretary of the Company
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written notice of such termination within three months after this right to terminate arises. The Company shall be obligated for compensation due Employee in accordance with Section 4 and Section 5 hereof.

(b) Lump Sum Payment - In the event of termination pursuant to subsection (a) of this Section 10, the Company shall pay to the Employee, in a lump sum and within 30 days of such termination, an amount equal to the aggregate guaranteed base salary which would have been payable to the Employee pursuant to Section 4(a) hereof during the remaining portion of the term hereunder had such termination not occurred. In addition, the Company shall also pay pro rata the bonus earned, if any, in accordance with Section 4(b) hereof.

11. Consent of the Company - Any act, request, approval, consent or opinion of the Company under this Agreement must be in writing and may be authorized, given or expressed only by resolution of the Board of Directors of the Company, or by such other persons as the Board of Directors of the Company may designate.

12. Notices - Any notice required hereunder to be given shall be in writing and if:

(a) By the Company to Employee shall be directed to him at his address set forth below, or to such other address as he shall have furnished in writing to the Company; or

(b) By Employee to the Company shall be directed to the Secretary of such entity at such entity's current address at the time such notice is given, or to such designee or other address as the Board of Directors of the Company shall name and have furnished in writing to Employee.

13. Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein.

14. Enforcement Expenses and Arbitration - The Company agrees to reimburse the Employee for all costs and expenses incurred by him (including the reasonable fees of his counsel) in successfully enforcing any of his rights under this Agreement or any claim arising out of the breach thereof. In addition, the parties acknowledge the relative economic power of the Company versus the Employee, and the ability of the Company to resist the conclusion of litigation should the Employee institute legal proceedings to enforce this Agreement or to recover damages for the breach thereof. In recognition of this, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, at the sole election of the Employee; provided, however, that an action by the Company to enforce its rights under Section 7 hereof shall be excluded from
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the arbitration provisions of this Section 14.  Any such election by Employee shall be made in written notice given to the Company any time after such controversy or claim arises, and in the event Employee is served with process relating to any court proceeding concerning any such claim or controversy commenced by the Company, such election, to be effective, shall be made in written notice within 15 days of the time Employee is served with such process. Commencement of court proceedings by Employee shall be deemed an election not to arbitrate. In the event the Company commences court proceedings (other than an action by the Company solely to enforce its rights under Section 7 hereof) and is given notice of the election to arbitrate by the Employee within the time period set forth above, the Company, as the case may be, agrees to promptly dismiss such court proceedings and submit to arbitration. In the event of such arbitration, judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

15. Renegotiation - In the event of any change in the Internal Revenue Code of the United States or in any other applicable tax law which effects the deductibility by the Company of salary expense (excluding incentive based compensation such as bonuses or stock options), the Company and Employee agree to renegotiate the terms of this Agreement in order to best comply with such law change and carry out the intent of this Agreement.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


MERCURY FINANCE COMPANY


By Daniel J. Terra
Daniel J. Terra
The Honorable Daniel J. Terra
Title:  Chairman

John N. Brincat
John N. Brincat
Address:  21367 West Boschome Circle Drive
Kildeer, Illinois 60047